October 21, 2022

Board of Directors
Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

Re: Resale Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Upland Software, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential resale, from time to time of up to (i) 115,000 shares (the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and (ii) 7,908,572 shares (the “Conversion Shares,” and, together with the Preferred Shares, the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of the Preferred Shares by the selling stockholder identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing. We have also assumed that, upon issuance of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Amended and Restated Certificate of Incorporation, as amended and supplemented from time to time.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Preferred Shares are validly issued, fully paid and nonassessable and (ii) the Conversion Shares, when issued and delivered upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation designating the terms of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP